EXHIBIT 17
                      COMPUTATION OF LOSS PER COMMON SHARE

                           For the period              Year ended           Six months ended
                           May 17, 1996 (inception)   December 31,              June 30,
                           to December 31, 1996           1997            1997          1998
                           --------------------           ----            ----          ----
Basic/Diluted
         Net Loss          $   52,447                 $   809,912     $   546,901   $   414,998


Weighted Average Share
Outstanding                 3,377,255                  10,211,250      10,035,917    11,776,635

Basic Loss per
Common Share               $      .02                 $       .08     $       .05   $       .04
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